As filed with the Securities and Exchange Commission on November 21, 2012

Registration No. 333-19119
Registration No. 333-87404
Registration No. 333-128653
Registration No. 333-139478
Registration No. 333-151373
Registration No. 333-173937

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION NO. 333-19119

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-87404

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-128653

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-139478

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-151373

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-173937

UNDER

THE SECURITIES ACT OF 1933

Ramtron International Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-0962308
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

(Address of principal executive offices)

Brad W. Buss

Secretary

Ramtron International Corporation

c/o Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

(408) 943-2600

(Name and address of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following registration statements of Ramtron International Corporation (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) on the dates indicated:

•

Registration Statement No. 333-19119, filed with the SEC on December 31, 1996, registering 19,591,852 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), as amended by Post-Effective Amendment No. 1 to Form S-3 filed with the SEC on October 25, 2002;

•

Registration Statement No. 333-87404, filed with the SEC on May 1, 2002, registering 3,566,015 shares of Common Stock, as amended by Amendment No. 1 to Form S-3 filed with the SEC on June 14, 2002, Amendment No. 2 to Form S-3 filed with the SEC on July 22, 2002, Amendment No. 3 to Form S-3 filed with the SEC on July 31, 2002 and Amendment No. 4 to Form S-3 filed with the SEC on August 5, 2002;

•	Registration Statement No. 333-128653, filed with the SEC on September 28, 2005, registering 1,951,389 shares of Common Stock;

•	Registration Statement No. 333-139478, filed with the SEC on December 19, 2006, registering 4,692,668 shares of Common Stock;

•	Registration Statement No. 333-151373, filed with the SEC on June 3, 2008, registering 905,697 shares of Common Stock; and

•

Registration Statement No. 333-173937, filed with the SEC on May 5, 2011, registering 10,000,000 shares of Common Stock, as amended by Pre-Effective Amendment No. 1 to Form S-3 filed with the SEC on May 19, 2011.

Pursuant to an Agreement and Plan of Merger, dated as of September 18, 2012, by and among Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), Rain Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Cypress (“Rain”), and the Registrant, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 19, 2012, by and among Cypress, Rain and the Registrant, on November 20, 2012, Rain merged with and into the Registrant (the “Merger”). As a result of the Merger, the Registrant is a wholly owned subsidiary of Cypress.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to the Registration Statements to deregister all of the securities, if any, which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on November 21, 2012.

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Brad W. Buss
Name:	Brad W. Buss
Title:	Secretary

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.